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                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               COMMON PLACES, LLC

                              November 25, 1998


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                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              COMMON PLACES, LLC

                              November 25, 1998

        The parties to the agreement are Benjamin Bassi ("Bassi"), William Townsend, Sean Gaddis and Mark Palmer, and Network Event Theater, Inc., a Delaware corporation ("NET"). Messrs. Bassi, Townsend, Gaddis and Palmer are sometimes referred to as the "Bassi Group." The members of the Bassi Group and NET, and all persons and entities hereafter admitted as a member of the Company in accordance with this agreement, are referred to as the "Members."

        The Members formed Common Places, LLC, a Delaware limited liability company (the "Company"), on November 10, 1998 to pool certain of their resources in the spirit of partnership to develop and market an Internet portal to college students. Bassi is to be responsible for building the portal and for running the operation of the business on a day-to-day basis; NET is to provide media and marketing services and assist Bassi, to the extent that he requests, in finance, business development and acquisitions.

    The following are the terms of the Company's limited liability company agreement.

1. Business. The Company shall engage in the business of developing and owning an Internet portal targeted primarily to individuals between the ages of 18 and 25 and in any business resulting from an expansion of that business into other Internet businesses as determined by the Company's board of managers.

2. Management of the Company and Related Matters.

2.1 Board of Managers.

(a) The Company's business and affairs (as distinguished from its day to day operations) shall be managed under the direction of a board of managers. The Company's day-to-day business shall be run by Bassi. The board of managers shall have the power, authority and responsibility of the board of directors of a corporation. The board of managers shall consist of seven members, two shall be designated by Bassi (originally Bassi who shall serve as chairman of the board of managers and one other person to be designated by Bassi), two shall be designated by NET (originally Harlan Peltz and Don Leeds), and three shall be designated jointly by Bassi and NET, which designees shall not be affiliated with either Bassi or NET (the "Outside Managers"). If within 90 days after the date of this agreement Bassi and NET are unable to agree on the three Outside Managers, (i) Bassi shall designate one Outside Manager, and NET shall designate one Outside Manager (and thereafter each of them shall have the right to designate the successor to the Outside Manager that he or it designated), and
(ii) the seat reserved for the third Outside Manager shall remain vacant until Bassi and NET agree on the designee. The board of managers may determine to increase the number of members of the board of managers and any such additional members shall be designated jointly by Bassi and NET.

(b) The board of managers shall act on all matters by majority vote of the total number of members of the board. Action may be taken by the board of managers at a meeting (at which members of the board may participate in person or by telephone), by polling all of the members of the board without a meeting, or by a writing signed by a majority of the members of the board, except that no action may be taken by a writing unless all members of the board are first given notice of, and a reasonable opportunity to comment upon, the proposed action. The board of managers shall hold meetings at such intervals, and shall adopt such rules of procedure, as it may from time to time determine. Any member of the board of managers may designate another person to act as his substitute at any meeting or in connection with any action to be taken by the board of managers. Members of the board of managers shall not be compensated for their services as such.

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(c) Without limiting the generality of the foregoing, the board of managers may at any time determine to effect an initial public offering of interests in the Company or of an entity to which the Company may transfer all of the assets and business of the Company, all on such terms and conditions as the board of managers may determine. The Members shall take any action and execute any instruments that the board of managers may reasonably require in connection with the initial public offering.

2.2 Advisory Committee. The Company shall have an advisory committee that shall be available to render advice and consultation to the board of managers from time to time. The advisory committee shall have no authority to manage the Company's business and affairs or to require the board of managers or any officer of the Company to take any action. The advisory committee shall consist of two designees of Bassi, two designees of NET, and three designated jointly by Bassi and NET. All action of the advisory committee shall require the majority vote of all of the members of the advisory committee. Action may be taken by the advisory committee at a meeting (at which members of the committee may participate in person or by telephone), by polling members of the committee without a meeting, or by a writing signed by all of the members of the committee. The advisory committee shall hold meetings at such intervals, and shall adopt such rules of procedure, as it may from time to time determine. The board of managers or the advisory committee may from time to time determine to increase the number of members of the advisory committee; any additional members shall be approved by Bassi and NET. Members of the advisory committee shall not be compensated for their services as such.

2.3 Officers. The board of managers may appoint such officers of the Company as the board determines desirable, including, but not limited to, a president, one or more vice-presidents, a secretary, a treasurer, and one or more assistant secretaries and assistant treasurers. Bassi shall be the president and the chief executive officer of the Company pursuant to the employment agreement referred to in section 2.7. The officers of the Company need not be Members and shall have the powers and duties delegated to them by the board of managers. Officers of the Company shall serve at the pleasure of the board of managers.

2.4 Sales Representation; Shared Services.

(a) NET shall be an agent of the Company for the sale of advertising, but the Company's chief executive officer also may retain other agents or hire salespeople for the sale of advertising. The commission payable to NET for the sale of any advertising shall be mutually agreed upon by NET and Bassi prior to any sale and will be payable in accordance with customary practice in the industry.

(b) The Company may from time to time in the course of serving its clients develop advertising or marketing services opportunities for NET. All such advertising and marketing services shall be sold by NET on such terms and conditions as may be mutually agreed upon by NET and Bassi (and shall be subject to NET's acceptance). NET shall pay to the Company sales commissions for those sales as shall be mutually agreed upon by NET and Bassi prior to any sale and will be payable in accordance with customary practice in the industry.

(c) NET shall provide personnel, facilities or shared services to the Company. Services shall be provided by NET to the Company only to the extent approved in advance by Bassi and the fees for such services shall be agreed upon by NET and Bassi, and those fees shall be paid promptly after receipt of an invoice for such services.

2.5 Right of First Offer. Subject to section 13, if at any time NET is presented with an opportunity to acquire an equity interest in any venture the primary business of which consists of an Internet portal or Website (the "Venture"), NET shall offer the Company the opportunity to consider and negotiate the acquisition of the interest. NET shall provide to the Company all information provided to NET with respect to the investment in the Venture. The board of managers of the Company (by a majority vote of those members who are not affiliated with NET) shall determine whether or not to accept the opportunity, and if within 21 days after being furnished with the information the Company does not determine to acquire the interest in the Venture, NET may acquire that interest provided that NET may not (a) acquire an interest in any Venture if the Venture is then engaged, or proposed to engage, in the business of developing or operating an Internet portal targeted primarily to individuals between the ages of 18 and 25 or in any business directly competitive with any business resulting from an expansion of the Company's Internet portal business into other Internet businesses, or (b) acquire more than a 25% equity interest in any Venture. If the Company determines to acquire an interest in any Venture but fails to enter into a definitive agreement to acquire that interest within 90 days after the Company's determination to acquire the interest, then NET may seek to acquire



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that interest on terms which taken as a whole are no more favorable to NET than those offered to the Company. If the Company acquires the interest in the Venture, and if in exchange for its interest in the Venture the Company agrees to contribute to the Venture media and marketing services provided to the Company by NET, the Company (by a majority vote of those members who are not affiliated with NET and NET shall negotiate in good faith an allocation of, and shall assign to NET, that portion of the Company's interest in the Venture that is allocable to the media and marketing services provided by NET.

2.6 Employment Agreements. Simultaneously with the execution of this agreement, the Company is entering into employment agreements with each member of the Bassi Group.

2.7 Other Activities of Members. Subject to sections 2.5 and 12 and the terms of the employment agreements referred to in section 2.6, any Member may engage or have an interest in other business ventures of any kind, independently or with others, and neither the Company nor any other Member shall have any rights in or to those independent ventures.

3. Units; Services; Capital Contributions.

3.1 Issuance of Units.

(a) This agreement provides for the determination of certain matters on the basis of the number of Common Units held by each Member. Each of the Members initially shall have the following Common Units (subject, in the case of the members of the Bassi Group, to vesting of the Units as provided in section 3.3 and, in the case of NET, to cancellation of up to 75% of the Units as provided in section 3.2):

    NET                                       500,000
    Bassi                                     250,000
    Townsend                                   50,000
    Gaddis                                     50,000
    Palmer                                     50,000
                                            ---------
    Available for other Key Employees         100,000
    Total                                   1,000,000
                                            ---------

(b) Upon execution of this agreement, 50,000 Common Units are being issued to Mr. Townsend. An additional 1,666 Common Units shall be issued to Mr. Townsend (subject to vesting) for each full three-month period commencing February 25, 1999 through November 25, 2001 during which he either lives in the Boston, Massachusetts metropolitan area or spends more than 50% of his business days in the Boston area. The additional Common Units issued to Mr. Townsend pursuant to this Section 3.1(b) shall reduce the number of Common Units available for other key employees referred to above.

(c) The board of managers from time to time may issue to key employees of the Company (other than any members of the Bassi Group) up to an aggregate number of Common Units equal to 100,000 less any Units issued to Mr. Townsend pursuant to section 3.1(b) (the "Available Common Units"), plus any additional Common Units that become available for reissuance pursuant to section 3.3(f), in each case for such consideration and on such terms (including vesting) as the board of managers may determine. If the board of managers determines (with Bassi's consent) to issue to key employees more than the Available Common Units, plus any additional Common Units that become available for reissuance pursuant to section 3.3(f), the percentage of the Common Units held by each Member determined on a fully diluted basis shall be proportionately reduced by the number of Common Units so issued (so that the equity dilution resulting from the issuance of the excess Common Units is borne by all of the Members of the Company on a proportionate basis). It is currently estimated that the number of Common Units available for other key employees will be sufficient for a staff of 125 employees. The additional Common Units issued to key employees pursuant to this Section 3.1(c) shall reduce the number of Common Units available for other key employees referred to in the table in Section 3.1(a) above.

(d) Upon issuance of Common Units under section (c), the board of managers may determine that those Units shall not be entitled to share in distributions by the Company until after the aggregate amount of distributions by the


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Company subsequent to the issuance of those Units equals the fair market value of the Company (as determined by the board) on the date the Units are issued.

(e) Upon each issuance of Common Units pursuant to section 3.1(c), the person acquiring the Units shall execute an agreement, in form and substance satisfactory to the board of managers, confirming the admission of the person as a member of the Company and the person's agreement to be bound by the terms of this agreement and setting forth the number of Common Units issued to the person and such other terms, not inconsistent with the terms of this agreement, as the board of managers may determine appropriate. No consent or approval of any other member of the Company shall be required in connection with the admission of any such person as a member and the issuance of the Units to that person.

(f) The Common Units being issued to the Bassi Group under this Section 3.1 are in exchange for the shares of Common Stock of Common Places, Inc., a Delaware corporation, organized by the Bassi Group. The Bassi Group represents and warrants that Schedule 3.1(f) attached hereto sets forth an accurate list of the assets and liabilities of Common Places, Inc. on the date hereof.

3.2 Services to be Provided by NET; Adjustment of Units Upon Default.

(a) Subject to section 13, during the first four twelve-month periods (each, an "Operational Year") commencing upon the initial public launch campaign promoting the Company's business, but not later than August 31, 1999, NET shall provide to the Company (or any successor), for use in the promotion of the Company's Internet portal, without charge, media and marketing services of the kind listed on schedule 3.2(a) having an aggregate value based on the pricing structures detailed in Schedule 3.2(a), of $15 million. The amount of each type of service referred to in schedule 3.2(a) may change from time to time as agreed by Bassi and NET. In each Operational Year Bassi and NET shall prepare a media plan for the succeeding year and Bassi and NET shall use reasonable efforts to conform to the plan. It is expected that the plan will provide for approximately equal utilization of the services during the school year and, in any event, services shall only be requested from time to time throughout each year to the extent and in a manner that enables NET to satisfy its obligations. NET's services shall be subject to the following:

(i) NET shall not be required to provide in any Operational Year services having a value, based on the pricing structures detailed in Schedule 3.2(a), of more than the lesser of (x) $6 million, (y) $15 million less an amount equal to the product of $3.75 million and the number of full Operational Years preceding that Operational Year, and (z) $15 million less the aggregate value of services provided by NET in all previous Operational Years;

(ii) the Company shall comply with all deadlines applicable to the submission of art work and other advertising materials in connection with media to be utilized by the Company, and the Company shall in all other respects comply with NET's standard terms and conditions and policies applicable to the media and marketing services requested by the Company; and

(iii) NET shall not be required to provide any services of the type that would have been provided by a business unit that is no longer owned or operated by NET, provided that NET shall be required to replace such services with services of equal value.

(g) Twenty-five percent of the Common Units initially issued to NET under this agreement (i.e., 125,000) shall not be subject to cancellation, but if NET defaults in providing to the Company (or any successor) during any Operational Year all of the media and marketing services that NET was required to provide in that Operational Year pursuant to the provisions of section 3.2(a), a portion of the remaining seventy-five percent of the Units initially issued to NET shall be canceled on the last day of that Operational Year. The number of Units to be canceled in any Operational Year shall be determined by multiplying 93,750 (one-quarter of the 375,000 shares that are subject to cancellation) by a fraction of which the numerator is the difference between the value of the media and marketing services that NET was required to provide during that Operational Year and the value of the media and marketing services actually provided by NET during that Operational Year and the denominator is the value of the media and marketing services that NET was required to provide during that Operational Year. For this purpose, NET shall not be deemed to have defaulted in its obligation to provide services to the extent that the Company or any successor fails to utilize the services or the Company fails to comply with its obligations under section 3.2(a). A Change of Control of the Company (as defined in section 3.3) shall not affect


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    NET's ownership of its Common Units so long as in connection with the
    Change of Control NET delivers to the successor an agreement to provide to the successor for use in connection with promotion of the Company's business the balance of the media and marketing services it is obligated to provide under section 3.2(a).

(c) Subject to section 13, after NET has provided media and marketing services having an aggregate value of $15 million pursuant to section 3.2(a), NET shall provide to the Company, without charge, media and marketing services of the types listed on schedule 3.2(b) (which have a current aggregate value of not less than $3 million). NET shall not be required to provide any such services, however, if the business that would have provided the service is not then owned or operated by NET.

(d) Subject to section 13, upon request of Bassi, as the chief executive officer of the Company, NET also may provide to the Company additional media and marketing services for the promotion of the Company's business; all such services shall be provided at prices as set forth on schedule 3.2(c).

(e) Subject to section 13, NET hereby grants to the Company the right to use on its Website the brands and logos of those of NET's media and marketing services businesses that are wholly-owned by NET, provided that NET's trademarks may only be used in the manner and in connection with goods and services specifically approved by NET.

3.3 Vesting of Bassi Group's Units.

(a) One-third of the Common Units issued to the members of the Bassi Group shall vest on the first anniversary of the date of this Agreement. Thereafter, the remaining Common Units issued to the members of the Bassi Group shall vest in equal quarterly installments over a two year period such that the number of vested Common Units shall be as follows:

    Date                               Percentage of Common Units Vested
    ----                               ---------------------------------

    February 25, 2000                             41.625%

    May 25, 2000                                   49.95%

    August 25, 2000                               58.275%

    November 25, 2000                              66.60%

    February 25, 2001                             74.925%

    May 25, 2001                                   83.25%

    August 25, 2001                               91.575%

    November 25, 2001                                100%



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(b) If the employment of any member of the Bassi Group is terminated by the
Company without Cause or by the member of the Bassi Group for Good Reason, all of his Common Units shall immediately vest and shall no longer be subject to cancellation.

(c) If the employment of any member of the Bassi Group is terminated due to his death or disability, all of his Common Units that have not vested as of the date of termination, other than those that would (but for the termination) vest on the later of 90 days after the date of termination or one year from the date of this agreement, shall be canceled as of the date of termination.

(d) Upon a Change of Control of the Company, all of the Common Units of any member of the Bassi Group that have vested as of the date of the transaction giving rise to the Change of Control, plus those Units that would vest 18 months after the date of the consummation of the transaction giving rise to the Change of Control, shall become fully vested and the remaining Common Units shall continue to vest if the Member remains employed by the Company (or its successor) after the Change of Control. Any proceeds of the transaction giving rise to the Change of Control that would be distributed with respect to (or are payable with respect to) the Units which remain unvested after giving effect to the Change of Control shall be held in escrow and distributed to the Member as those Units vest (or distributed to the other Members proportionally to the extent those Units are canceled).

(e) If the employment of Bassi or any other member of the Bassi Group is terminated by the Company for Cause or as a result of his voluntary resignation (other than for Good Reason), all of his Common Units that have not vested as of the date of termination shall then be canceled as of the date of termination.

(f) Any Units issued to any member of the Bassi Group or any other key employee of the Company that are canceled pursuant to the provisions of section 3.3(b),
(d) or (e) shall become available for reissuance to other key employees of the Company (other than any member of the Bassi Group), as determined by the board of managers, at prices and on terms determined by the board of managers.

(g) As used in this agreement:

(i) "Cause" means with respect to any member of the Bassi Group: (A) commission of any embezzlement or other serious deliberate and premeditated act of dishonesty against the financial or business interests of the Company; (B) habitual drug addiction or intoxication; (C) conviction of, or pleading nolo contendere to, a felony; or (D) any material breach by the person of his employment agreement with the Company or of his obligations under this agreement that is not remedied within ten business days after written notice of the breach. With respect to any member of the Bassi Group other than Bassi, "Cause" also shall include Bassi's determination in his sole discretion that the performance by that person of his services as an employee is not satisfactory.

(ii) "Good Reason" means with respect to any member of the Bassi Group: (A) a material change in his authority or duties without his prior consent, which change is not rescinded within ten business days after written notice to the Company; (B) any material breach by the Company of the person's employment agreement with the Company that is not remedied within ten business days after written notice of the breach is given to the Company; (C) the relocation of his place of work to a location more than 30 miles from the Boston, Massachusetts, area; and (D) in the case of Bassi only, the failure to elect or appoint him as president and chief executive officer and to the board of managers of the Company. For this purpose, a person's authority or duties shall be deemed to be materially changed if, without his consent, there is any substantial diminution or adverse modification in his title, compensation, responsibilities or reporting relationship.

(iii) "Change of Control" means (A) any transaction or series of related transactions in which the equity holders of the Company sell or otherwise transfer their interests in the Company for cash or other consideration as a result of which the equity holders immediately prior to such transaction cease to own at least fifty percent of the voting securities of the surviving or resulting entity or (B) the sale or transfer of all or substantially all of the assets of the Company, in any case other than in connection with the reorganization of the Company as a corporation.

3.4 Initial Capital Contributions. Promptly after the date of this agreement, NET shall contribute to the Company the assets of its Pulsefinder and Beyond the Wall Websites, as set forth on exhibit 3.4, and the members of the Bassi Group shall contribute the shares of Common Stock of Common Places, Inc. held by them. No other



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Member shall be required to make any capital contribution. The Members agree that the Company will pay to NET a fee equal to the revenues of the Company derived from Pulsefinder's existing lines of business through June 30, 1999, in an amount not to exceed $250,000. Any remaining revenues will be retained by the Company. Schedule 3.4 attached hereto contains a list of the assets and liabilities of Pulsefinder on the date hereof.

3.5 Additional Capital. The Company will require additional capital to develop and carry on its business. The board of managers may determine the terms upon which any such capital contributions are made (which may include terms under which Preferred Units in the Company are issued with respect to those contributions) and the terms upon which additional members are admitted to the Company. This agreement shall be amended by the board of managers to reflect the issuance of any Units in connection with any such financing and to reflect the terms upon which the Units were issued. No consent or approval of any other Member shall be required in connection with the admission of such additional members or the issuance of Units pursuant to this provision.

3.6 No Withdrawals. No Member shall be entitled to withdraw any part of its capital account or capital contribution or to receive any distribution from the Company except as expressly provided in this agreement.

3.7 No Liability for Capital Contributions. No Member shall be personally liable for the return of any portion of the capital contribution of any of the Members; the return of those capital contributions shall be made solely from the Company's assets. No Member shall be required to pay to the Company or any other Member any deficit in any Member's capital account (upon dissolution or otherwise). No Member shall have the right to demand or receive cash or other property for that Member's interest in the Company.

3.8 No Interest. No Member shall receive any interest on its capital contributions or capital account.

3.9 Limitations on Rights of Employee Members. None of the Members who is an employee of the Company shall have any right to be retained in the employ of the Company (except as may be provided in any separate employment agreement between the Company and that Member) and nothing in this agreement shall interfere in any way with the right to terminate any Member's employment at any time with or without Cause. In addition, nothing in this agreement or otherwise shall (a) limit the board of managers' right to manage the business and affairs of the Company and to determine in its sole discretion the terms of any transaction between the Company and NET or any third party or (b) give any Member any claim against the Company with respect to any good faith decision of the board of managers relating to the business or affairs of the Company or with respect to any such transaction with a third party (whether or not that decision diluted that Member's interest in the Company or affects any distribution to which the Member would be entitled under this agreement).

4. Distributions.

4.1 Distributions.

(a) Distributions shall be made at the time or times determined by the board of managers to the Members in proportion to the number of Common Units held by them (subject to any limitation on distributions with respect to certain Common Units as provided for in section 3.1(d)).

(b) For the purpose of determining the allocation of any distribution pursuant to this section 4, any of the Available Common Units that have not been issued at the time of the distribution, and any Common Units that previously were issued to Mr. Townsend, Mr. Gaddis or Mr. Palmer (but not Bassi) or any other key employee and became available for reissuance pursuant to section 3.3(f) but were not then reissued, shall be deemed held by the members of the Bassi Group who are employed by the Company at that time, pro rata in proportion to the number of Common Units held by each of them.

4.2 Withholding.

(a) Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each person who is or who is deemed to be the responsible withholding agent for federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such person's fraud, willful

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misfeasance, bad faith or gross negligence) relating to such person's obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company as a result of that Member's participation in the Company.

(b) Notwithstanding any other provision of this agreement, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such Member's participation in the Company and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the board of managers, to the interest of such Member in the Company), such Member shall be deemed for all purposes of this agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member's interest in the Company to the extent that the Member (or any successor to such Member's interest in the Company) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount.

(c) If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount required to be withheld.

5.0 Transfers of Interests.

5.1 Restrictions on Transfers. (a) Until October 31, 2001, except with the written consent of Bassi and NET, which consent may be withheld by Bassi or NET in his or its sole discretion, or as provided in section 5.3, no Member may sell, dispose of or encumber ("transfer") all or any portion of his or its member interest in the Company, or enter into any agreement as a result of which any other person or entity shall have an interest in, or right to receive distributions from, the Company, and any attempted transfer or any such agreement shall be void; provided, however, notwithstanding the foregoing, (i) after the Company has raised at least $3,000,000 in equity capital, each member of the Bassi Group and NET may at any time and from time to time transfer up to an aggregate of 25% of the Common Units initially issued to him or it so long as (A) any transfer by NET shall require the approval of Bassi, which approval shall not be unreasonably withheld, unless such transfer is to shareholders of NET as of October 15, 1998, in which case, Bassi's approval will not be required so long as such shareholders agree to vote on all actions submitted to the Members in the manner requested by the Board of Managers, and (B) any transfer by a member of the Bassi Group shall require the approval of NET, which approval shall not be unreasonably withheld, (ii) any such transfer shall be subject to Section 5.1(b) below, and (iii) any member of the Bassi Group may transfer Common Units to his spouse or children or a trust for the benefit of his spouse or children. After October 31, 2001, any Member may transfer his or its Units so long as the transfer complies with applicable securities laws and
Section 5.1(b) below.

         (b) Before effecting any transfer of Common Units under Section 5.1(a) above, the Member desiring to transfer the Common Units will provide the Company with a right of first offer to purchase the Common Units which the Member intends to sell (the "Offer Notice"). The Company may, at its option, elect to make an offer to purchase all (but not less than all) of the Common Units to be sold by the Member by providing written notice to the Member within thirty (30) days of the Company's receipt of the Offer Notice, which notice will contain the material terms and conditions of the Company's purchase (the "Company Offer"). If the Company fails to make an offer under this Section 5.1(b) to purchase the Common Units, the Member shall be permitted to transfer the Units on whatever terms the Member deems appropriate within ninety (90) days after the date of the Offer Notice. If the Company delivers the Company Offer, the Member shall be permitted to transfer the Units to a third party within ninety (90) days after the date of the Offer Notice, provided that the terms and conditions are on terms and conditions no more favorable to the third party purchaser then the terms and conditions contained in the Company Offer. Notwithstanding the foregoing, after the Company has raised at least $3,000,000 in equity capital, NET may transfer at any time and from time to time up to an aggregate of 25% of the Common Units initially issued to it, without complying with this Section 5.1(b), so long as such transfer is to shareholders of NET as of October 15, 1998 and such shareholders agree to vote on all actions submitted to the Members in the manner requested by the Board of Managers.

5.2 Conditions to Transfer. No transfer of an interest in the Company shall be effective unless the transferee (a) agrees in writing to be bound by the terms of this agreement as if the transferee were the transferring Member and (b) executes such other documents and agreements as the board of managers reasonably may request; provided, however, that the purchaser of any Units permitted to be sold pursuant to section 5.1(a) without the consent of Bassi and NET shall not be subject to the restrictions on transfer in section 5.1. The transferee shall pay all reasonable expenses in connection with the transferee's admission as a Member.

5.3 Drag Along. If at any time Bassi, NET and the holders of 50% or more of the Common Units (including Bassi and NET) shall propose to sell their interests in the Company to an unrelated third party that wants to purchase all of the interests in the Company, all of the other Members also shall sell their interests in the Company to the third party. The aggregate net proceeds of the sales of all of the interests shall be allocated among the Members in accordance with section 4.1, as if they were additional amounts to be distributed by the Company. The holders proposing to sell their Common Units shall give notice (specifying the identity of the prospective purchaser, the proposed purchase price, the date of the closing, and all other relevant information) to all of the other Members at least 60 days prior to the closing of the sale and the sale by all of the Members shall take place simultaneously.

5.4 Certificates. Membership interests in the Company shall be evidenced by certificates in the form of exhibit 5.4.

6.0 Exculpation; Indemnification; Contribution.

6.1 Exculpation. To the extent not inconsistent with applicable law, neither any member of the board of managers nor any Member, nor any of their respective officers, directors, employees or affiliates, nor any officer of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any action taken or for any failure to act on behalf of the Company after the date hereof in connection with the business or operations of the Company, unless the act or omission was performed or omitted fraudulently or in bad faith.

6.2 Indemnification. To the extent not inconsistent with applicable law, the Company shall indemnify and hold harmless the members of the board of managers and the Members and all of their respective officers, directors, employees and affiliates, and all of the Company's officers, from any loss, liability, damage or expense (including, but not limited to, any judgment, award or settlement and reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company after the date hereof or in connection with the business or operations of the Company after the date hereof, and (b) any liability imposed upon any of them under any statute, rule or regulation (including, but not limited to, any statute, rule or regulation relating to environmental matters) applicable to the Company or the members of the board or managers or its officers or employees; provided that the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith by the indemnified party. Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the indemnified party of his or its good faith belief that he or it met the standard of conduct necessary for indemnification by the Company, and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or it has not met that standard of conduct.

7.0 Other Action. Each Member shall execute and deliver such additional documents and instruments, and shall perform such additional acts, as may be necessary or appropriate to carry out the terms of this agreement.

8.0 Duration of Company. The Company shall continue in existence until the earlier of (a) thirty years from the date of formation and (b) the date the Company is dissolved in accordance with section 9.

9.0 Dissolution; Liquidation.

9.1 Dissolution. The Company shall be dissolved prior to the expiration of thirty years from the date of formation only upon the occurrence of one of the fohowing events:

(a) the election by Members who then own in the aggregate more than 66.66% of the Common Units to dissolve the Company;

(b) the termination of the Company's business as a result of the sale by the Company of substantially all of its business and assets; or

(c) the bankruptcy or liquidation of any Member, or the occurrence of any event which terminates the continued membership of any Member in the Company, unless the business of the Company is continued by consent of Members owning a majority of the remaining profit interests and a majority of the remaining capital interests in the Company given within 90 days following the occurrence of any such event.

9.2 Liguidation and Distribution of Assets. Upon dissolution of the Company, the board of managers shall proceed to sell or liquidate the assets (to the extent feasible) within a reasonable time and, after paying or making provision for all liabilities to creditors of the Company, shall distribute the Company's cash and other assets among the Members in accordance with section 4.1.

10.0 Accounting and Tax Matters.

10.1 Fiscal Year. The Company's fiscal year shall end on June 30 of each year unless changed by the board of managers.

10.2 Books of Account, etc. Complete and accurate books of account shall be kept by the Company at its principal office (or at such other office as the board of managers may designate) and the Members shall have the right to inspect those books during normal business hours on reasonable notice to the board of managers. The Company's books of account shall be kept on the cash or accrual basis of accounting, as the board of managers may determine, in accordance with sound accounting practices and principles applied in a consistent manner by the Company; all methods of accounting and treatment of particular transactions reflected on these books shall be in accordance with the methods of accounting employed for federal income tax purposes. The determinations of the board of managers with respect to the treatment of any item or its allocation for federal, state or local income tax purposes shall be binding upon all Members so long as that determination is not inconsistent with any express provision of this agreement.

10.3 Reports. The Company shall furnish to each Member, within 30 days after the end of each quarter, quarterly and year-to-date statements of income and a balance sheet as of the end of that quarter. The Company shall furnish to each Member, within 45 days after the end of each fiscal year, audited financial statements of the Company with respect to that year. The financial statements shall include a balance sheet of the Company as of the end of the year and a statement of income and capital accounts and a statement of changes in financial position of the Company for the year.

10.4 Tax Information. Not later than 30 days after the date of delivery of the annual financial statements pursuant to section 10.3, the board of managers shall furnish to each Member any information required by that Member to complete any income tax return that it is required to file for that year. The Company shall also furnish tax information to the Members on an interim basis to the extent the board of managers determines appropriate.

10.5 Tax Allocations. Except as provided in section 10.7, for federal, state and local income tax purposes, all items of income, deduction, gain and loss shall be allocated among the Members on the same basis as profits are allocated and losses are charged as provided in this section 10 and all items of credit shall be allocated among the Members in the manner provided for in the Internal Revenue Code and the applicable Treasury Regulations.

10.6 Capital Accounts. For the purpose of this agreement, the balance of the capital account ("Capital Account") of each Member shall be determined on the basis of an account maintained for that Member as part of the books of account of the Company. The amount of each Member's Capital Account shall be equal to the aggregate amount of cash or property contributed to the Company by that Member, and shall be increased by that Member's share of income and gains of the Company, and shall be decreased by (a) the aggregate amount of cash and the fair market value of any property distributed by the Company (less any liabilities assumed with respect to such distribution) to that Member and (b) that Member's share of losses of the Company (whether incurred prior to or after the date hereof). If all or a portion of a Member's interest in the Company is transferred in accordance with the provisions of this agreement, the transferee shall succeed to the Capital Account of the transferor to the extent of the interest so transferred.

10.7 Net Income, Gains and Losses.

(a) Allocation of Income and Gains. The Company's net income and gains (as determined for federal income tax purposes) for each fiscal year shall be allocated to the Members as follows:

(i) first, to the Members with Capital Account deficit balance until those deficit balances are reduced to zero; and

(ii) then, to the Members in such amounts as will increase the Capital Account balance of each Member to the amount the Member would be entitled to receive under section 4.1 if there were an amount available for distribution equal to the sum of (x) the aggregate Capital Account balances of the Members before the allocation pursuant to this section 10.7(a)(ii) and (y) the amount of net income and gains to be so allocated.

(b) Allocation of Losses. The Company's losses (as determined for federal income tax purposes) for each fiscal year shall be allocated to the Members as follows:

(i) first, in such amount as will decrease the Capital Account balance of each Member to the amount the Member would be entitled to receive under section 4.1 if there were an amount available for distribution equal to (1) the aggregate Capital Account balances of the Members less (2) the amount of losses to be so allocated; and

(ii) then, to the Members in proportion to the number of Common Units held by them.

(c) General. For purposes of this section 10.7, net income and gains shall be allocated in the order of ordinary income, section 1231 gain, short-term capital gain and long-term capital gain; net losses shall be charged in the order of ordinary losses, section 1231 losses, short-term capital losses and long-term capital losses.

(d) Contributed Property. Notwithstanding anything to the contrary in this section 10.7, for federal income tax purposes, income, gains, losses and deductions with respect to property contributed to the Company by a Member shall be allocated among the Members so as to take account of the variations between the tax basis of the property to the Company and its fair market value at the time of contribution, under the "traditional method" provided for in Treasury Regulations section 1.704-3(b).

(e) Tax-Exempt Income. Income for each fiscal year that is exempt from federal income tax shall be allocated in accordance with the foregoing provisions, after the allocation of all other income and gains for that fiscal year. Deductions and losses for each fiscal year that are not allowable for federal income tax purposes shall be allocated in accordance with the foregoing provisions, after the allocation of all other losses for that fiscal year.

The Company's net income, gains and losses for each fiscal year for accounting purposes shall be determined in accordance with generally accepted accounting principles.

10.8 Change of Members' Units. If there is a change in the number of Units held by any Member during a fiscal year, the fiscal year shall be divided into two parts, the first beginning with the first day of the fiscal year (or the first day following an earlier change during that year) and ending with the date of the change and the second the remainder of the year, and the Company's net income, gains and losses for the entire fiscal year shall be allocated to the separate parts in proportion to the number of days in each.

10.9 Elections. To the extent that the Company may make elections for federal, state or local income tax purposes, the elections shall be made in a manner best calculated, in the opinion of the board of managers, to minimize the cash requirements of the Company and the Members. No Member shall treat a Company item on its federal, state or local income tax returns in a manner inconsistent with the treatment of the item on the Company's federal, state or local income tax return.

10.10 Tax Matters Partner. NET shall be the tax matters partner (within the meaning of section 6231(a)(7) of the Internal Revenue Code) of the Company.

11.0 Member Representations.

11.1 Investment Purpose. Each Member represents and warrants that it has acquired its interest in the Company for its own account, for investment only, and not with a view to the sale or distribution of that interest or any portion of that interest. Each Member recognizes that an investment in the Company is speculative and involves certain risks.

11.2 Authorization. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Member, and no other proceedings on the part of such Member are necessary to approve and authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof. Such Member has duly executed and delivered this agreement. This agreement constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, except to the extent limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity.

11.3 Compliance with Laws and Other Instruments. The execution and delivery of this agreement, the consummation of the transactions contemplated hereby and the performance of such Member's obligations hereunder will not conflict with, or result in any violation of or default under, any provision of any charter, by-laws, or other governing instrument applicable to such Member, or any agreement or other instrument to which such Member is a party or by which such Member or any of its properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such Member or its business or properties.

12.0 Non-Competition, etc.

12.1 Non-Disclosure. None of the Members may at any time after the date of this agreement disclose to anyone (except in connection with the performance of services for the Company or otherwise on behalf of the Company) or use in competition with the Company, any confidential information or trade secrets with respect to the business of the Company; provided, however, NET may disclose confidential information or trade secrets to the extent (a) required by applicable law, including, but not limited to, the Federal securities laws, or (b) reasonably required in the operation of NET's business provided that such disclosure is not injurious to the Company.

12.2 Non-Solicitation. None of the Members may, so long as he or it is a Member and for a period of one year thereafter, directly or indirectly solicit for employment or hire any person who during the twelve month period preceding the date of solicitation or hiring was an employee of the Company or of NET or any of NET's subsidiaries (except that the Company or NET may rehire any person previously employed by it).

12.3 Non-Competition. (a) None of the Members who is an employee of the Company may, so long as he is an employee of the Company and, unless his employment is terminated without Cause or for Good Reason, for a period of 18 months after termination of employment, except through the Company, directly or indirectly, engage or be interested in the business of developing and operating an Internet portal targeted primarily to individuals between the ages of 16 and 25 or in any business directly competitive with any business resulting from an expansion of the Company's Internet portal business into other Internet businesses (together with an Internet portal targeted at individuals between the ages of 16 and 25, the "Restricted Business"); provided, however, that nothing in this section

12.3 shall limit the right of any such Member to be employed by a media company whose businesses include a Restricted Business so long as the Member does not provide any services to that Restricted Business. For this purpose, a person shall be deemed to be directly or indirectly engaged or interested in a business or entity if he is engaged or interested in that business or entity as a stockholder, member, partner, individual proprietor, director, officer, employee, agent, lender, consultant or otherwise, but not if his interest is limited solely to the ownership of 5% or less of any class of the equity or debt securities of a corporation as to which the Member has only a passive role.

(b) Subject to section 13, except through the Company, NET shall not, directly or indirectly, engage or be interested in any Restricted Business.

12.4 Enforcement. Each of the Members acknowledges that the remedy at law for breach of the provisions of this section 12 will be inadequate and that, in addition to any other remedy the Company may have, it will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages or economic loss.

13.0 Right to Terminate Certain Obligations; Bassi's Consent Rights.

(a) Bassi and the Company have agreed that there are certain circumstances under which NET should have the right to terminate certain of its obligations under this agreement. Accordingly, notwithstanding anything to the contrary in this agreement, NET may elect, in its sole discretion, to terminate (i) its obligation to offer opportunities to the Company pursuant to section 2.5, (ii) its obligation to provide services to the Company pursuant to section 3.2(c), 3.2(d), and 3.2(e), (iii) Bassi's right under section 5.1 to consent to a transfer, and (iv) the restrictions in section 12.3(b), by notice to Bassi given at any time after the occurrence of any of the following events:

(1) Bassi, in his sole discretion, notifies NET that he is willing to release NET from any of those obligations;

(2) Bassi ceases to be employed by the Company for any reason other than his termination by the Company without Cause or his termination for Good Reason; or

(3) the expiration of 12 months after Bassi ceases to be employed by the Company as a result of his termination by the Company without Cause or his termination for Good Reason;

(4) the Company is insolvent (which shall be deemed to have occurred if the Company shall have made an assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts as they become due or consented to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of all or of substantially all of its property; or by order of a court of competent jurisdiction a receiver or liquidator or trustee of the Company or of any of its property shall have been appointed and shall not have been discharged within 60 days, or by decree of such a court the Company shall have been adjudicated insolvent and such decree shall have continued undischarged and unstayed for 60 days after the entry thereof; or a petition to reorganize the Company, pursuant to any bankruptcy or similar statute applicable to the Company, shall have been filed against the Company and shall not have been dismissed within 60 days after such filing, or the Company shall have been adjudicated a bankrupt, or shall have filed a petition in voluntary bankruptcy under any provision of any bankruptcy law, or shall have consented to the filing of any bankruptcy or reorganization petition against it under any such law, or shall have filed a petition to reorganize the Company pursuant to any applicable law).

(5) a Change of Control.

(b) Notwithstanding anything to the contrary in this agreement, if (1) Bassi ceases to be employed by the Company, all of Bassi's rights to participate in the management of the business, including, but not limited to, his right to be a member of the executive committee and his consent rights or right to agree pursuant to, sections 2.8, 3.1 (c), 3.2(a) and 3.2(c) shall terminate, but Bassi shall retain the right to designate two members of the Board, and (2) if Bassi ceases to be employed by the Company and Bassi no longer owns at least 33-1/3% of the Common Units initially issued to him, all of the rights specifically granted to him under this agreement shall terminate.

14.0 Miscellaneous.

14.1 Entire Agreement; Amendment. This agreement contains a complete statement of the arrangements among the Members with respect to the Company, supersedes all prior agreements and understandings among them with respect to the Company, and may not be amended except by written agreement of Bassi, NET and Members (including Bassi and NET) who then own more than 66-2/3% of the Units; provided, however, that the board of managers may admit additional Members and may amend this agreement without further notice to or consent from any Member to the extent necessary to reflect the issuance of additional Units to existing Members or new Members pursuant to sections 3.1 and 3.5. Except as otherwise provided in the preceding sentence, no amendment may change the manner in which cash is to be distributed or income is to be allocated, except with the consent of all of the Members, and no amendment that adversely affects a particular Member or Members (as distinguished from an amendment that affects all of the Members similarly), may be made without that Member's consent. No amendment may be made to this section 14.1 that eliminates the right of any Member to consent to any amendment without the consent of that Member. Any amendment made in accordance with this section 14.1 shall be binding upon all of the Members.

14.2 Expenses. All legal fees and other expenses relating to the organization of the Company and to the preparation of this agreement and the employment agreements referred to in this agreement shall be paid by the Company. The Company shall reimburse NET for all legal, accounting and other expenses incurred by NET in connection with any activities on behalf of the Company or with respect to which the Company or the Members derive a benefit.

14.3 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered in person or sent by facsimile, one day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below their names on schedule A.

14.4 Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed in Delaware.

14.5 Definition. As used in this agreement, the term "affiliate" means any person or entity directly or indirectly controlled by, controlling, or under common control with, any other person or entity.

14.6 Severability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect and shall be enforceable to the maximum extent permitted by law, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

14.7 Headings. The headings in this agreement are solely for the convenience of reference and shall not affect its interpretation.


/s/ Benjamin Bassi
----------------------------------
Benjamin Bassi


/s/ William Townsend
----------------------------------
William Townsend


/s/ Sean Gaddis
----------------------------------
Sean Gaddis

/s/ Mark Palmer
----------------------------------
Mark Palmer

NETWORK EVENT THEATER, INC.

By: /s/ Don Leeds
   -------------------------------
   Don Leeds, President